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[RVSI logo]                                                     Exhibit 99.1


                                    For further information contact:
                                       Neal H. Sanders (781) 302-2439
                                    For release: March 28, 2002 at 5:00 p.m.

             ROBOTIC VISION SYSTEMS INC. DISCLOSES SEC INVESTIGATION

CANTON, MASSACHUSETTS - March 28, 2002 - Robotic Vision Systems, Inc. (RVSI) (NASDAQ: ROBV) today said that it has learned that the staff of the Securities and Exchange Commission (SEC) has commenced a formal investigation into RVSI's past accounting practices that led to RVSI's May 2001 restatement of its financial results for the fiscal year ended September 30, 2000 and for the three-month period ended December 31, 2000.

      The May 2001 restatement resulted from a review by RVSI's audit committee with the assistance of outside counsel and auditors. As a result of the review, new procedures and other safeguards were implemented to minimize the possibility of any future revenue recognition errors. RVSI believes it has taken the necessary remedial actions, and intends to work cooperatively with the SEC staff in order to bring this inquiry to a conclusion as promptly as possible.

About RVSI

      Robotic Vision Systems, Inc. (RVSI) (NASDAQ:ROBV) has the most comprehensive line of machine vision systems available today. Headquartered in Canton, Massachusetts, with offices worldwide, RVSI is the world leader in vision-based semiconductor inspection and media transfer equipment. Using leading-edge technology, RVSI joins vision-enabled process equipment, high-performance optics, lighting, and advanced hardware and software to assure product quality, identify and track parts, control manufacturing processes, and ultimately enhance profits for companies worldwide. Serving the semiconductor, electronics, aerospace, automotive, pharmaceutical and packaging industries, RVSI holds approximately 100 patents in a broad range of technologies. For more information visit www.rvsi.com or call (800) 669-5234.

Forward Looking Statement

      Except for the historical information herein, certain matters discussed in this release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to: the historical cyclical nature of the semiconductor industry, risks in products and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, both here and abroad, timely development and release of new products, strategic suppliers and customers, the effect of the company's accounting policies and other risk factors detailed in the Company's most recent registration statement, annual report on Form 10-K and 10K/A, and other filings with the Securities and Exchange Commission.

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